                                  EXHIBIT 11

                Helene Curtis Industries, Inc. and Subsidiaries
                      COMPUTATIONS OF EARNINGS PER SHARE
                 (Dollars in thousands, except per-share data)


                                                    For the Three Months             For the Nine Months
                                                     Ended November 30,               Ended November 30,
                                               ----------------------------       --------------------------
                                                 1995              1994              1995            1994
                                               ----------        ----------       ----------      ----------
Primary earnings (loss) per share:

   Net earnings (loss)                         $   (7,196)       $    3,363       $      206      $   11,396
                                               ==========        ==========       ==========      ==========
   Weighted average number of
     shares outstanding:
       Common and Class B
         Common Shares                          9,462,758         9,442,298        9,455,157       9,443,181
       Common stock equivalents                    29,977            83,200           47,524          43,423
                                               ----------        ----------       ----------      ----------
           Total                                9,492,735         9,525,498        9,502,681       9,486,604
                                               ==========        ==========       ==========      ==========
   Primary earnings (loss) per share           $     (.76)       $      .35       $      .02      $     1.20
                                               ==========        ==========       ==========      ==========

Fully diluted earnings (loss) per share:

   Net earnings (loss)                         $   (7,196)       $    3,363       $      206      $   11,396
                                               ==========        ==========       ==========      ==========
   Weighted average number of
     shares outstanding:
       Common and Class B
         Common Shares                          9,462,758         9,442,298        9,455,157       9,443,181
       Common stock equivalents                    28,564            81,219           38,710          49,771
                                               ----------        ----------       ----------      ----------
           Total                                9,491,322         9,523,517        9,493,867       9,492,952
                                               ==========        ==========       ==========      ==========
   Fully diluted earnings (loss) per share     $     (.76)       $      .35       $      .02      $     1.20
                                               ==========        ==========       ==========      ==========


Note: Fully diluted amounts are not included on the face of the consolidated statements of earnings because they differ from primary earnings per share by less than 3%.






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